URSTADT BIDDLE PROPERTIES INC.
                               321 RAILROAD AVENUE
                          GREENWICH, CONNECTICUT 06830

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                              INFORMATION STATEMENT

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     This  Information  Statement  is  furnished  by the Board of  Directors  of
Urstadt Biddle Properties Inc., a Maryland corporation (the "Corporation"), to holders of shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), for the purpose of notifying such holders of the declaration of a special stock dividend on the Common Stock and certain other actions recently taken by the Board of Directors of the Corporation.

     As more fully described below, on June 16, 1998, the Board of Directors of the Corporation declared a special stock dividend (the "Stock Dividend") on the Common Stock consisting of one share of a newly created class of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), for each share of the Corporation's Common Stock outstanding at the close of business on July 31, 1998 (the "Record Date"). The Stock Dividend is payable to holders of record of shares of Common Stock at the close of business on the Record Date. In addition, as more fully discussed below, the Board of Directors of the Corporation took certain related actions.

     This Information Statement is first being mailed to stockholders on or about August 4, 1998. As of the close of business on the Record Date, there were issued and outstanding 5,499,717 shares of Common Stock. This Information Statement is being furnished to stockholders of record as of the Record Date for informational purposes only and no vote, consent or other action of stockholders is required in connection with the declaration and payment of the Stock Dividend or the related actions taken by the Board of Directors of the Corporation.

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            The date of this Information Statement is August 3, 1998.

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DESCRIPTION OF THE STOCK DIVIDEND AND CLASS A COMMON STOCK

     The Stock Dividend

     Pursuant to authority vested in the Board of Directors of the Corporation under the Maryland General Corporation Law (the "MGCL") and the Corporation's Amended Articles of Incorporation (the "Articles of Incorporation"), on June 16, 1998 the Board of Directors of the Corporation established the Class A Common Stock and declared the Stock Dividend on the existing Common Stock consisting of one share of Class A Common Stock for each share of Common Stock outstanding as of the close of business on the Record Date. The Stock Dividend is payable on August 14, 1998 (the "Distribution Date") to holders of record of the Common Stock at the close of business on the Record Date. The Class A Common Stock has been approved and authorized for listing on the New York Stock Exchange, Inc. (the "NYSE") and it is currently anticipated that regular trading of the Class A Common Stock on the NYSE will commence on August 17, 1998. See -- "Description of the Class A Common Stock -- Transferability." As more fully discussed below, the purpose of the declaration and payment of the Stock Dividend and the establishment of the Class A Common Stock is to (1) provide the Corporation with flexibility to issue Common Stock or Class A Common Stock or a combination thereof or other securities convertible into such Common Stock or Class A Common Stock to raise equity capital to finance acquisitions of properties and the growth of the Corporation and to utilize such securities as consideration in connection with the acquisition of properties by the Corporation and for employee compensation purposes, in each case without diluting the voting power of the Corporation's existing stockholders; and (2) enable stockholders of the Corporation to sell portions of their equity interests in the Corporation without proportionately reducing their voting interests in the Corporation.

     Description of the Class A Common Stock

     On June 16, 1998, the Board of Directors of the Corporation, pursuant to the authority vested in the Board of Directors under the MGCL and the Articles of Incorporation, reclassified 40,000,000 shares of the Corporation's 70,000,000 authorized but unissued shares of Common Stock into 40,000,000 shares of Class A Common Stock. The rights of the Class A Common Stock and the Common Stock will be identical except as otherwise set forth in this Information Statement. Set forth below is a summary of the material terms of the Class A Common Stock. The terms of the Class A Common Stock are set forth in full in the Articles Supplementary attached to this Information Statement as Annex A and incorporated herein by reference. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, such Annex A.

     Voting. Under the Articles of Incorporation, the holders of Common Stock will continue to be entitled to one vote per share of Common Stock on all matters submitted to the common stockholders of the Corporation for vote at all meetings of stockholders of the Corporation. The Class A Common Stock will entitle the holders thereof to 1/20 of one vote per share of Class A Common Stock on all matters submitted to the common stockholders of the Corporation for vote at all meetings of stockholders of the Corporation. Except as otherwise required by law or as to certain matters as to which separate class voting rights may be granted in the future to holders of one or more other classes or series of capital stock of the Corporation, the holders of Common Stock and Class A Common Stock will vote together as a single class, and not as separate classes, on all matters voted upon by the stockholders of the Corporation. Immediately after payment of the Stock Dividend, the relative voting power of each holder of Common Stock on the Record Date will be unchanged.

     Dividends and Distributions. Subject to the requirements with respect to preferential dividends on any of the Corporation's preferred stock, dividends and distributions may be declared and paid to the holders of Common Stock and Class A Common Stock in cash, property, or other securities of the Corporation (including shares of any class or series whether or not shares of such class or series are already outstanding) out of funds legally available therefor. Each share of Common Stock and each share of Class A Common Stock will have identical rights with respect to dividends and distributions, subject to the following:
(i) with respect to regular quarterly dividends, each share of Class A Common Stock shall entitle the holder thereof to receive not less than 110% of amounts paid on each share of


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Common Stock,  the precise  amount of such dividends on the Class A Common Stock being subject to the  discretion  of the Board of Directors of the  Corporation;
(ii) a stock dividend on the Common Stock may be paid in shares of Common Stock or shares of Class A Common Stock; and (iii) a stock dividend on shares of Class A Common Stock may be paid only in shares of Class A Common Stock. If a stock dividend on the Common Stock is paid in shares of Common Stock, a stock dividend on the Class A Common Stock will be paid in a proportionate number of shares of Class A Common Stock. The dividend provisions of the Common Stock and Class A Common Stock provide the Board of Directors with the flexibility to determine appropriate dividend levels, if any, under the circumstances from time to time.

     The Corporation intends to continue to operate in such a manner so as to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), although no assurance can be given that it will at all times so qualify. Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. Specifically, at least 95% of the Corporation's REIT taxable income for any fiscal year must be distributed to its stockholders in order for the Corporation to continue to qualify as a REIT. As a result of these requirements of the Code, the Corporation intends to continue to declare dividends on the Common Stock and the Class A Common Stock. No assurances, however, can be made as to the amounts or timing of any future dividends. The declaration of any future dividends by the Corporation is within the discretion of the Board of Directors of the Corporation and will be dependent upon, among other things, the earnings, financial condition and capital requirements of the Corporation, as well as any other factor deemed relevant by the Board of Directors, including the REIT requirements under the Code.

     The Corporation made dividend distributions to the holders of Common Stock aggregating $1.26 per share during the fiscal year ended October 31, 1997 and made dividend distributions to the holders of shares of Common Stock of $.32 per share for each of the first three quarters of fiscal year 1998 ended July 31, 1998. As a result of the Stock Dividend, the economic interests of the Corporation's common shares will be divided into two classes of equal size -- the Common Stock and the Class A Common Stock. On an economic basis, the Stock Dividend is similar to a 1-1 stock split. Consequently, the Board of Directors intends to modify the quarterly dividend distributions on the Common Stock that would otherwise be payable on the Common Stock if the Stock Dividend was not paid. As noted above, quarterly dividend distributions on the Class A Common Stock will be made in an amount equal to not less than 110% of the dividends paid on the Common Stock.

     On June 16, 1998, the Board of Directors of the Corporation declared a quarterly cash dividend on the Common Stock and the Class A Common Stock in the amounts of $0.17 and $0.19, respectively, to stockholders of record at the close of business on September 30, 1998 (record date) and payable on October 23, 1998 (payment date). As a result, each stockholder holding one share of Common Stock and one share of Class A Common Stock on September 30, 1998 will receive a combined dividend of $0.36 on October 23, 1998.

     Mergers and Consolidations. In the event of a merger, consolidation or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class A Common Stock will be entitled to receive the same per share consideration as the per share consideration, if any, received by holders of Common Stock in that transaction.

     Liquidation Rights. Holders of Common Stock and Class A Common Stock will have the same rights with respect to distributions in connection with a partial or complete liquidation of the Corporation.

     Transferability. The Common Stock and Class A Common Stock will be freely transferable, and except for federal and state securities laws restrictions on directors, officers and other affiliates of the Corporation and on persons holding "restricted" stock, the Corporation's stockholders will not be restricted in their ability to sell or transfer shares of the Common Stock or Class A Common Stock.

     The new issue of Class A Common Stock has been approved and authorized for listing on the NYSE. In accordance with NYSE regulations, a regular market for the Class A Common Stock will not exist until August 17, 1998, the first business day after the Distribution Date. During the period commencing on


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August 3, 1998,  the first business day after the Record Date, and ending on the
Distribution Date (the "Pre-Distribution Period"), all shares of Common Stock will trade with due bills attached, which due bills will represent the right to receive the shares of Class A Common Stock issuable in respect of such shares of Common Stock pursuant to the Stock Dividend. As a result, all sales of shares of Common Stock effected during the Pre-Distribution Period will also constitute sales of the associated shares of Class A Common Stock issuable pursuant to the
Stock  Dividend.   On  August  17,  1998,  the  first  business  day  after  the
Distribution Date, the Common Stock and the Class A Common Stock will commence regular way trading on the NYSE separately under the symbols "UBP" and "UBP. A", respectively.

     It is currently expected, however, that, in accordance with NYSE regulations, "when issued" trading for shares of Class A Common Stock will commence on the NYSE on August 3, 1998, the first business day after the Record Date. In the when issued trading market, shares of Class A Common Stock can be traded, subject to market conditions, prior to the time certificates for such shares are actually issued and such trading will reflect the anticipated trading value of the Class A Common Stock as if such shares had already been issued. In the when issued trading market, investors may buy and sell shares of Class A Common Stock before August 17, 1998, but none of these trades will settle until August 20, 1998, three business days after regular way trading in the shares of Class A Common Stock commences on August 17, 1998. All when issued trading in the Class A Common Stock will be reported on the NYSE under the symbol "UBP.AWI".

     In addition, in accordance with NYSE regulations, it is possible that the shares of Common Stock may trade on a when issued ex-distribution basis during the Pre-Distribution Period and such trading would reflect the anticipated trading value of the Common Stock as if the Stock Dividend had already been paid and distributed. If such a when issued ex-distribution trading market should develop for the Common Stock, such trading would be reported on the NYSE under the symbol "UBPWI". Stockholders are urged to consult their brokers or other financial advisors with respect to trading in the Common Stock and the Class A Common Stock and may consult the Corporation's information agent, D.F. King & Co., Inc., at 1-800-326-3066.

     Preemptive, Subscription and Redemption Rights. Neither the Common Stock nor the Class A Common Stock will carry any preemptive, subscription or redemption rights enabling a holder to subscribe for or receive shares of any class of stock of the Corporation or any other securities convertible into shares of any class of stock of the Corporation.

     Stockholder Information. The Corporation will deliver to the holders of the Class A Common Stock the same proxy statements, annual reports and other information and reports as it currently delivers to the holders of the Common Stock.

     Transfer Agent and Registrar. The transfer agent and registrar for the Class A Common Stock is The Bank of New York, the current transfer agent and registrar for the existing Common Stock.

REASONS FOR THE STOCK DIVIDEND

     The Board of Directors of the Corporation believes, after careful consideration of, among other things, the advantages and disadvantages of the Stock Dividend and the establishment of the Class A Common Stock, and the advice of the financial advisors to the Corporation, that the Stock Dividend and the establishment of the Class A Common Stock is in the best interests of the Corporation and its stockholders. The material advantages and disadvantages of the Stock Dividend and the establishment of the Class A Common Stock considered by the Board of Directors are set forth herein.

     In connection with its determination to establish the Class A Common Stock and declare and pay the Stock Dividend, the Board of Directors of the Corporation considered a number of factors, including, without limitation, market liquidity, stockholder positions, growth objectives and capital structure, as well as the advice of the Corporation's financial and legal advisors. The Corporation retained a financial advisor in connection with its review and analysis of the Stock Dividend and the establishment of the Class A Common Stock. In connection with rendering its advice to the Board of Directors, the Corporation's financial advisor examined the historical market and volume data of companies with multiple classes of common stock with different voting rights, reviewed voting rights and other terms of


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the classes of common stock for such companies and analyzed data relating to the issuance of stock by companies with multiple classes of common stock with different voting rights. Among other things, the Corporation's financial advisor
also  reviewed  certain  publicly  available   financial,   market  and  trading
information relating to the Corporation, including the historical financial statements of the Corporation, and examined the historical market and volume data of the Corporation.

     Thereafter, the Corporation's financial advisor rendered its advice to the Board of Directors that (i) the combined theoretical market value (on a fully distributed basis) and the liquidity of the Common Stock and Class A Common Stock outstanding immediately after the payment of the Stock Dividend will not be materially less than the market value and the liquidity of the Common Stock immediately prior to the announcement of the Stock Dividend, and (ii) the Corporation's ability to raise equity capital through an offering or offerings of common equity will not be materially adversely affected by the recapitalization.

     The Corporation's financial advisor was paid a fee of $75,000, plus reimbursement of out-of-pocket expenses, in connection with its financial advisory services rendered to the Corporation relating to the Stock Dividend and establishment of the Class A Common Stock. In addition, the Corporation has agreed to provide customary indemnification to its financial advisor in respect of certain liabilities and expenses it may incur in connection with such services.

     The Board of Directors believes that the creation of a capital structure with both voting and lesser voting common shares should offer a number of potential benefits to the Corporation and its stockholders, which are described below.

     Financing Flexibility. The establishment of the Class A Common Stock and the payment of the Stock Dividend will (1) provide the Corporation with flexibility to issue Common Stock or Class A Common Stock or a combination thereof or other securities convertible into such Common Stock or Class A Common Stock to raise equity capital to finance acquisitions of properties and the growth of the Corporation and to utilize such securities as consideration in connection with the acquisition of properties by the Corporation and for employee compensation purposes, in each case without diluting the voting power of the Corporation's existing stockholders (including Mr. Charles J. Urstadt, the Chairman and Chief Executive Officer of the Corporation who beneficially owns approximately 21.5% of the outstanding Common Stock), and (2) enable stockholders of the Corporation to sell portions of their equity interests in the Corporation without proportionately reducing their voting interests in the Corporation.

     The Corporation has no current agreements to issue additional equity securities or convertible securities in any future acquisition or financing transaction. If the Corporation issues any shares for such purposes, however, it is more likely that the shares issued would be Class A Common Stock.

     Stockholder Flexibility. Upon payment of the Stock Dividend, stockholders desiring to maintain their relative voting positions will be able to do so even if they decide to sell or to otherwise dispose of a significant portion of their equity interest in the Corporation by disposing of shares of Class A Common Stock and holding shares of Common Stock. The Stock Dividend thus gives all stockholders increased flexibility to dispose of a portion of their equity interest in the Corporation without necessarily affecting their relative voting power.

     Stockholders who are interested in maintaining their relative voting power in the Corporation might be less reluctant to sell or otherwise dispose of part of their holdings if the sale or disposition of shares would not result in a decrease in their relative voting power. Sales by these stockholders could result in an increase in trading of shares of the Corporation, thereby increasing liquidity. The Stock Dividend would double the number of outstanding shares of the Corporation's common shares. The Common Stock will continue to be listed, and the Class A Common Stock will be listed, on the NYSE under the trading symbols "UBP" and "UBP.A", respectively. See "Description of the Stock Dividend and the Class A Common Stock -- Description of the Class A Common Stock -- Transferability." Furthermore, the issuance of the Class A Common Stock would allow the holders of Common Stock, including Mr. Urstadt, to increase their voting power without increasing their equity investment by selling Class A Common Stock and buying Common Stock with the proceeds.


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     Continuity.  The Stock Dividend would give the  Corporation the flexibility to issue Class A Common Stock or some combination of Class A Common Stock and Common Stock for financing, acquisition and compensation purposes without materially diluting the voting power of the Corporation's existing stockholders, including Mr. Urstadt, although their equity interests would be diluted. Accordingly, the Stock Dividend is expected to encourage stability and reduce the risk of disruption in the continuity of the Corporation's current operating policies and long-range strategy that might otherwise result if Mr. Urstadt were to dispose of a significant percentage of his shares of Common Stock.

     Key Employees. The Corporation's ability to issue Class A Common Stock should increase the Corporation's flexibility in structuring compensation plans and arrangements so that employees may continue to participate in the growth of the Corporation without materially diluting the voting power of existing stockholders, although equity interests may be diluted.

CERTAIN EFFECTS OF THE PROPOSAL

     Effect on Relative Ownership Interest and Voting Power. Because the Stock Dividend will be paid to all stockholders in proportion to the number of shares of Common Stock owned on the Record Date by each stockholder, the relative ownership interest and voting power of each holder of a share of Common Stock will be the same immediately after the payment of the Stock Dividend as it was immediately prior thereto. Stockholders who sell shares of Common Stock after the Distribution Date will lose a greater amount of voting control in proportion to equity than they would have prior to the payment of the Stock Dividend by the sale of an equal number of shares of Common Stock. Conversely, stockholders who sell shares of Class A Common Stock after the Distribution Date will retain a greater amount of voting control in proportion to equity.

     Effect on Market Price. Based on the advice of the Corporation's financial advisor provided to the Board of Directors, the Corporation anticipates that the combined market value of the Common Stock and the Class A Common Stock immediately after the payment of the Stock Dividend will not be materially less than the market value of the Common Stock immediately prior to the announcement of the Stock Dividend, but there can be no assurance as to the trading prices of either class. On June 16, 1998, the closing sales price of the Common Stock as reported on the NYSE was $18. The market price of the Common Stock and Class A Common Stock after the Distribution Date will depend, as before the payment of the Stock Dividend, on many factors, including, among others, the future performance of the Corporation, general market conditions and conditions relating to corporations in industries similar to that of the Corporation. Accordingly, the Corporation cannot predict the prices at which the Common Stock and the Class A Common Stock will trade following the Distribution Date in the same manner as the Corporation could not predict the price at which the Common Stock would trade absent the Stock Dividend. No assurance can be given that the Common Stock and Class A Common Stock will trade at the same price or within a narrow range of prices and it is possible that either the Common Stock or the Class A Common Stock could trade at a premium or discount to the other.

     Dilutive Effect; Effect on Book Value and Earnings Share. As noted above, the primary purpose of creating the Class A Common Stock is to provide the Corporation with an alternative equity financing vehicle which does not proportionately dilute the voting rights of the existing stockholders of the Corporation. The Stock Dividend, which will be paid ratably to each holder of Common Stock, will not proportionately dilute the voting and economic interests of the holders of the Common Stock. However, if the Common Stock were to trade at a premium to the Class A Common Stock, subsequent issuances of Class A Common Stock instead of Common Stock in connection with an acquisition or other transaction could have a greater dilutive effect on stockholders because such a transaction would require more shares to deliver the same aggregate value.

     Although the interest of each stockholder in the total equity of the Corporation will remain unchanged as a result of the Stock Dividend, the issuance of the Class A Common Stock pursuant to the Stock Dividend will cause the book value and earnings per share of the Corporation to be adjusted to reflect the increased number of shares outstanding.

     Trading Market. Upon payment of the Stock Dividend, there will be issued and outstanding approximately 5,499,717 and 5,499,717 shares of Common Stock and Class A Common Stock, respectively. In order to minimize dilution of the voting power of the existing stockholders, the Corporation may be


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more likely to issue  additional  Class A Common  Stock than Common Stock in the future to raise equity, finance acquisitions or fund employee benefit plans. Any such issuance of additional Class A Common Stock by the Corporation or sales of Class A Common Stock by stockholders may serve to further increase market activity in the Class A Common Stock relative to the Common Stock.

     Effect on Benefit Plans. Appropriate adjustments have been made to the Corporation's stock-based employee benefit plans to reflect the Stock Dividend.

     Effect on Dividend Reinvestment Plan. In connection with the Stock Dividend, the Corporation's dividend reinvestment plan was amended to provide that cash dividends received on the Common Stock or the Class A Common Stock may be reinvested only in the class of stock upon which such cash dividends are paid.

     Certain United States Federal Income Tax Consequences. The Corporation has been advised by the law firm of Coudert Brothers with respect to the principal United States federal income tax consequences resulting from the payment of the Stock Dividend. The following discussion is based on existing tax law, which is subject to change, possibly with retroactive effect. It does not deal with all tax consequences that may be relevant in the particular circumstances of each holder (some of which, such as dealers in securities, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules). Stockholders are urged to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     No taxable income, gain or loss will be recognized by a holder of shares of Common Stock with respect to the payment of the Stock Dividend. The adjusted basis for tax purposes of each such share of Common Stock held immediately before the payment of the Stock Dividend will be allocated between the shares of Common Stock and Class A Common Stock in proportion to their relative fair market values. The holding period for each share of Class A Common Stock received pursuant to the Stock Dividend will be the same as the holding period of the Common Stock on which the Stock Dividend is paid.

     Securities Act of 1933. The issuance of the Class A Common Stock as a stock dividend will not involve a "sale" of a security under the Securities Act of 1933, as amended (the "Securities Act"). Consequently, the Corporation is not required to register and will not register under the Securities Act the issuance of the Class A Common Stock. Since there will be no sale of the Class A Common Stock, stockholders will not be deemed to have purchased such shares separately from the Common Stock under the Securities Act and Rule 144 thereunder. Shares of Class A Common Stock received pursuant to the Stock Dividend, other than any such shares received by affiliates of the Corporation within the meaning of the Securities Act, may be offered for sale and sold in the same manner as the Common Stock without registration under the Securities Act. Affiliates of the Corporation will continue to be subject to the restrictions specified in Rule 144 under the Securities Act, with each class of common stock considered separately.

     Decrease in Authorized Stock. The Stock Dividend would decrease the number of common shares which could be issued under the Articles of Incorporation. Of the 70,000,000 common shares authorized under the Articles of Incorporation, there are currently issued and outstanding 5,499,717 shares of Common Stock. The Stock Dividend will involve the issuance of an additional 5,499,717 common shares in the form of shares of Class A Common Stock. As a result, after payment of the Stock Dividend, the Corporation will have 59,000,566 authorized but unissued common shares available for future issuance from time to time without further stockholder approval. The Board of Directors believes that such authorized but unissued common shares should be sufficient to meet the Corporation's currently anticipated capital stock requirements.

CERTAIN OTHER CONSIDERATIONS

     While the Board of Directors has determined that the Stock Dividend is in the best interests of the Corporation and its stockholders, the Board of Directors recognizes that the Stock Dividend may result in certain disadvantages, including, but not limited to, the following.

     Mr. Urstadt is currently the beneficial owner of approximately 21.5% of the outstanding shares of Common Stock and, upon payment of the Stock Dividend, Mr. Urstadt will hold approximately 21.5% of the outstanding shares of Common Stock and Class A Common Stock. Should Mr. Urstadt sell shares of Class A Common Stock and purchase additional shares of Common Stock, Mr. Urstadt could increase his percentage voting power. Depending upon the actual number of shares of Common Stock acquired by Mr. Urstadt, his position could make it more difficult for a third party to effect an unsolicited take-over attempt or to replace the current members of the Board of Directors of the Corporation, thereby possibly depriving stockholders of the Corporation of an opportunity to sell their shares at a premium over prevailing market prices. While Mr. Urstadt has no present plans or arrangements to acquire or dispose of any shares of Common Stock or Class A Common Stock, it is possible that he could dispose of shares of Class A Common Stock and acquire shares of Common Stock and it is his current intention that if he were to acquire or dispose of any shares, he would acquire shares of Common Stock and dispose of shares of Class A Common Stock. Any such purchases and sales would be dependent upon a number of factors, including market conditions, availability of the shares, market prices and other factors.

     State Statutes. Some state securities statutes contain provisions which, following the issuance of shares of Class A Common Stock, may restrict offerings of equity securities by the Corporation or the secondary trading of its equity securities in such states. However, due to exemptions available if the Common Stock and Class A Common Stock are trading on the NYSE and the limited number of states involved, the Corporation does not believe that such provisions will have a material adverse effect on the amount of equity securities that the Corporation will be able to offer, on the price obtainable for such equity securities in such an offering, or on the secondary trading market for the Corporation's equity securities.

     Acquisition Accounting. In order for the Corporation to effect a business combination to be accounted for using the "pooling of interests" method, the Corporation would be required to issue Common Stock in order to effect any such combination. Class A Common Stock may not be used, either alone or in combination with Common Stock, to effect a business combination utilizing such method of accounting.

     Security for Credit. While there can be no assurance, the Corporation does not expect that the Stock Dividend will affect the ability of holders to use the Common Stock or Class A Common Stock as security for the extension of credit by financial institutions or securities brokers or dealers.

     Investment by Institutions. The holding of lower voting equity securities such as the Class A Common Stock may not be permitted by the investment policies of certain institutional investors and, therefore, the Stock Dividend may cause such stockholders to sell their Class A Common Stock as well as cause potential stockholders not to purchase Class A Common Stock after the Distribution Date.

RELATED ACTIONS

     In connection with the Stock Dividend and the establishment of the Class A Common Stock, the Board of Directors, after consultation with its financial and legal advisors, determined to amend and restate its Rights Agreement, dated as of March 12, 1997 (the "Rights Agreement"), in the form of an Amended and Restated Rights Agreement, dated as of July 31, 1998 (the "Amended and Restated Rights Agreement"). The Amended and Restated Rights Agreement provides that the holders of shares of Common Stock and Class A Common Stock (other than an Acquiring Person and certain affiliates and transferees of an Acquiring Person as set forth in the Amended and Restated Rights Agreement) shall be entitled to one Right (as defined in the Amended and Restated Rights Agreement) for each share of Common Stock and for each share of Class A Common Stock owned by such holders. In addition, the Amended and Restated Rights Agreement provides that any person or group of affiliated persons who acquires beneficial ownership of 10% or more of the combined voting power of the Common Stock and the Class A Common Stock will be deemed an Acquiring Person for purposes of the Amended and Restated Rights Agreement. In the event that any such person or group of affiliated or related persons shall become an Acquiring Person for purposes of the Amended and Restated Rights

Agreement, the Rights will become exercisable by the holders thereof (other than the Acquiring Person) and will represent the right to acquire shares of Common Stock having a market value equal to twice the exercise price of the Rights.

     The Board of  Directors  believes  that the  Amended  and  Restated  Rights
Agreement is necessary to continue the protection afforded by the Rights Agreement in view of the new capital structure of the Corporation that will be created by the payment of the Stock Dividend. In addition, the Amended and Restated Rights Agreement exempts acquisitions of Common Stock and Class A Common Stock by Mr. Urstadt, members of his family and trusts or other vehicles controlled by such persons. The Corporation has filed a Current Report on Form 8-K dated August 3, 1998 with the Securities and Exchange Commission which includes as an Exhibit thereto the Amended and Restated Rights Agreement. Reference is hereby made to the full text of the Amended and Restated Rights Agreement included in such Current Report on Form 8-K for a more detailed description of the Amended and Restated Rights Agreement.

                                                                         ANNEX A

                             ARTICLES SUPPLEMENTARY
                                       OF
                         URSTADT BIDDLE PROPERTIES INC.

     Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

     FIRST: Pursuant to authority contained in Article 7 of the Charter of the Company (the "Charter"), 40,000,000 shares of authorized but unissued shares of the Company's common stock have been duly classified by the Board of Directors of the Company on June 16, 1998, as authorized but unissued shares of the Company's Class A Common Stock, par value $.01 per share, and the Board of Directors of the Company has set the powers, preferences, conversion and other rights, voting powers, restrictions, rights as to dividends, qualifications, and other terms and conditions thereof.

     SECOND: A description of the Class A Common Stock including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set by Board of Directors of the Company is as follows:

     1. Designation and Number. A class of common stock, designated the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), is hereby established. The number of shares constituting the Class A Common Stock shall be 40,000,000.

     2. Defined Terms. The terms defined in this Section, whenever used herein, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

     "Common Stock" means the common stock, par value $.01 per share, of the Company provided for in Section 7.3 of the Charter.

     "Preferred Stock" means, as applied to the capital stock of the Company, capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of the Company.

     3. General. The powers, preferences, conversion and other rights, voting powers, restrictions, dividends, qualifications, and other terms and conditions of the Class A Common Stock shall in all respects be identical to that of the Common Stock, except as expressly provided in these Articles Supplementary.

     4. Dividend Rights. (a) Subject to the preferential dividend rights of Preferred Stock, if any, as may be determined by the Board of Directors, the holders of Class A Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; provided, however, that with respect to regular quarterly cash dividends, declared as such by the Board of Directors, paid by the Corporation on the Common Stock, the holders of the Class A Common Stock shall be entitled to receive dividends in a per share amount equal to at least 110% of the dividends paid per share on the Common Stock, the precise amount of such dividends to be in the discretion of the Board of Directors.

     (b) With respect to any other dividends, the holders of shares of Class A Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

     (c) A dividend paid in the form of shares of the Corporation on the Class A Common Stock may only be paid in shares of Class A Common Stock.

     (d) If a stock dividend on the Common Stock is paid in shares of Common Stock, a stock dividend on the Class A Common Stock will be paid in a proportionate number of shares of Class A Common Stock.

     5. Voting Rights. The holders of shares of Class A Common Stock shall be entitled to vote on all matters submitted to the holders of Common Stock for a vote at all meetings of the stockholders and shall vote together with the holders of the Common Stock as a single class and not as a separate class. Each holder of shares of Class A Common Stock shall be entitled to one-twentieth (1/20th) of one (1) vote for each share of Class A Common Stock held by such stockholder.

     6. Merger, Consolidation, Combination or Dissolution of the Corporation.

     (a) In the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of the Class A Common Stock shall be entitled to participate in any distribution to the stockholders of assets of the Corporation in the same per share amount as the holders of Common Stock.

     (b) In the event of a merger, consolidation, share exchange or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity) the holders of shares of Class A Common Stock shall be entitled to receive in respect of each share of Class A Common Stock the same indebtedness, other securities, cash, rights, or any other property, or any combination of shares, evidences of indebtedness, securities, cash, rights or any other property, as holders of shares of Common Stock shall be entitled to received in respect to each share in that transaction.

     7. Splits or Combination of Shares. If the Corporation shall in any manner split, subdivide or combine the outstanding Common Stock, the outstanding shares of the Class A Common Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the class that has been split, subdivided or combined.

     THIRD: The classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

     FOURTH: These Articles Supplementary have been approved by the majority of the Board of Directors of the Company in the manner prescribed by the MGCL.

     IN WITNESS WHEREOF, the undersigned, the President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

     These Articles Supplementary have been executed under seal in the name of the Company and on its behalf by its President and attested to by its Secretary on this 16th day of June, 1998, and the officers of the Company further acknowledge said instruments to be the corporate act of the Company, and State that to the best of their knowledge, information and belief under penalty of perjury the matters and facts herein set forth with respect to approval are true in all material respects.

ATTEST                                    URSTADT BIDDLE PROPERTIES INC.

By: /s/  James R. Moore                    By: /s/ Willing L. Biddle      (SEAL)
   ----------------------------------         ----------------------------------
Name: James R. Moore                       Name: Willing L. Biddle
Title:  Secretary                          Title:  President


                                       A-2